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                                                        Exhibit 99.2
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      MAC-GRAY CORPORATION COMPLETES ACQUISITION OF AMERIVEND CORPORATION

CAMBRIDGE, Mass., and MIAMI, April 27 -- Mac-Gray Corporation (NYSE: TUC), a leading provider of card- and coin-operated laundry equipment service to the multi-housing industry, today announced that it has completed the acquisition of one hundred percent of the outstanding capital stock of Amerivend Corporation and the assets of Amerivend Southeast Corporation (together "Amerivend") for approximately $33 million in cash, less the assumption of certain debt.

Amerivend is the largest provider of card- and coin-operated laundry equipment in Florida and will add laundry route business in the Atlanta market for Mac-Gray, as well. It is also the principal distributor of Maytag commercial laundry products in Alabama, Georgia and Florida.

Amerivend had 1997 revenues of $18.6 million. Mac-Gray's 1997 revenues totaled $81.4 million.

Mac-Gray, in addition to being one of North America's leading providers of laundry services and related amenities to the multi-housing industry, is the largest provider of such services to the college and university market. Through its Micro-Fridge(R) division, the company is also the sole provider of MicroFridge products combining refrigerators and microwave ovens for the academic and government housing markets. Mac-Gray is the industry leader in smart-card operated laundry equipment, which enhances customer convenience by eliminating the need for coins.

Safe Harbor Statement under the Private Litigation Reform Act of 1995. The statements contained in this press release which are not historical facts, such as those containing future financial performance and growth, are forward looking statements that are subject to change based on various factors which may be beyond the company's control. Accordingly the future performance and financial results of the company may differ materially from those expressed or implied in any such forward looking statements.